UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

AgomAb Therapeutics NV

(Exact name of registrant as specified in its charter)

Belgium	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Posthoflei 1/6 2600 Antwerpen, Belgium Tel: +32 3 318 91 70	Not Applicable
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered
American Depositary Shares, each representing one common share, no nominal value per share	The Nasdaq Stock Market LLC

Common Shares, no nominal value per share*	The Nasdaq Stock Market LLC*

*	Not for trading, but only in connection with the listing of the American Depositary Shares on The Nasdaq Stock Market LLC. The American Depositary Shares represent the right to receive common shares and are being registered under the Securities Act of 1933, as amended, pursuant to a separate Registration Statement on Form F-6 (File No. 333-292962). Accordingly, the American Depositary Shares are exempt from the operation of Section 12(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8 thereunder.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement number to which the form relates:

333-292790

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

AgomAb Therapeutics NV (the “Company”) hereby incorporates by reference (a) the description of its common shares, no nominal value per share, contained under the headings “Description of share capital and articles of association,” (b) the description of its American Depositary Shares, each representing one common share, no nominal value per share, contained under the heading “Description of American depositary shares,” and (c) the information set forth under the heading “Material income tax considerations,” in each case, in the Company’s Registration Statement on Form F-1 (File No. 333-292790), as originally filed with the Securities and Exchange Commission (the “Commission”) on January 16, 2026, as subsequently amended (the “Registration Statement”), and in the prospectus included in the Registration Statement to be filed separately by the Company with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which information and prospectus shall be deemed to be incorporated by reference herein.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Company are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AgomAb Therapeutics NV

Date: February 3, 2026	By:	/s/ Tim Knotnerus
		Name:	Tim Knotnerus
		Title:	Chief Executive Officer and Director